Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of December 7, 2011, is made by and between STR HOLDINGS, INC., a Delaware corporation (together with any successor thereto, the “Company”), and ROBERT S. YORGENSEN (the “Executive”).

Recitals

A.            The Company’s wholly owned subsidiary, Specialized Technology Resources, Inc., a Delaware corporation (“STRI”), and the Executive entered into that certain Employment Agreement dated as of June 15, 2007 (the “Existing Agreement”), which provides for, among other things, the employment of the Executive as the President of STRI’s Solar Business.

B.            Effective December 31, 2011, each of STRI and the Executive desire to terminate the Existing Agreement.

C.            The Company desires to continue to benefit from the employment of the Executive and to engage the Executive to perform services under the terms hereof, and the Executive desires to be employed by the Company under the terms hereof, effective as of the Effective Date (as hereinafter defined).

D.            The Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms hereinafter set forth.

E.            The Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

Terms

In consideration of such employment and the respective agreements of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Certain Definitions

(a)                                          “Accrued Amount” shall have the meaning set forth in Section 5(a).

(b)                                          “Agreement Not To Compete” shall have the meaning set forth in Section 6.

(c)                                           “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)                                          “Board” shall mean the Board of Directors of the Company.

(e)                                  The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:  (i) the Executive’s breach of Section 2(c) (other than any such failure resulting from the Executive’s Disability), which is not remedied within 30 days after receipt by the Executive of written notice from the Company specifying such failure in reasonable detail; (ii) the Executive’s failure or refusal to follow the reasonable instructions of the Board (other than due to Executive’s Disability), which failure or refusal is not cured within 30 days following written notice; (iii) the Executive’s conviction of a felony or of a misdemeanor if such misdemeanor involves moral turpitude or misrepresentation, including a plea of guilty or nolo contendere; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its Subsidiaries’ premises; (v) the Executive’s commission of any act of fraud, embezzlement, misappropriation of funds, intentional misrepresentation, breach of fiduciary duty or other act of dishonesty materially detrimental to the Company or any of its Subsidiaries; or (vi) the Executive’s intentional wrongful act or gross negligence that has a materially detrimental effect on the Company or its Subsidiaries.

(f)            “Change in Control” shall mean the occurrence of any of the following events: (i) the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of the appointment or election; (ii) the acquisition by any Person of beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate thirty-five percent (35%) or more of either (x) the total fair market value of the then outstanding shares of common stock of the Company or (y) the combined voting power of all then outstanding voting securities of the Company; (iii) the consummation of any merger, consolidation, share exchange or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease or other transfer (in one transaction or a series of transactions contemplated or arranged by any party or parties as an overall plan) of all or substantially all of the assets of the Company, STRI, or any other, significant subsidiary (each of the foregoing being an “Acquisition Transaction”) where (x) in the case of a merger, consolidation, share exchange or recapitalization, the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate at least fifty percent (50%) of (1) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation, share exchange or recapitalization (the “Surviving Corporation”) (or of its ultimate parent corporation, if any) in substantially the same proportions as prior to such Acquisition Transaction and (2) the combined voting power of the then outstanding voting securities of the Surviving Corporation (or of its ultimate parent corporation, if any),  (y) in the case of a sale or other disposition of assets, immediately following such Acquisition Transaction, the acquiring entity holds more than 50% of the consolidated assets of the Company immediately prior to such Acquisition Transaction, or (z) the members of the Board at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the board of directors of the Surviving Corporation (or of its ultimate parent corporation, if any); or (iv) any other event which the Board declares to be a Change of Control.

(g)           “COBRA Benefits” shall have the meaning set forth in Section 5(b)(iii).

(h)           “Code” shall mean the Internal Revenue Code of 1986 as amended,, and any successor statute.

(i)            “Company” shall have the meaning set forth in the preamble hereto.

(j)            “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated due to his Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; or (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) the date on which the Term expires.

(k)           “Disability” shall mean that the Executive (x) is disabled during the Term through any physical or mental illness, injury or infirmity which prevents the Executive from performing the Executive’s job functions for a period of (i) one hundred twenty consecutive calendar days or (ii) an aggregate of one hundred eighty calendar days in any consecutive twelve month period and (y) is deemed disabled under the definitions contained in a long-term disability insurance policy(s) maintained by the Executive or by the Company for the benefit of Executive.  Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive.  The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.

(l)            “Effective Date” shall have the meaning set forth in Section 2(b).

(m)          “Executive” shall have the meaning set forth in the preamble hereto.

(n)           The Executive shall have “Good Reason” to resign his employment upon the occurrence (without the Executive’s prior written consent) of any of the following:  (A) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority in his capacity as Chief Executive Officer of the Company, without regard to any other responsibilities, duties or authority the Executive may have had or performed for the Company at any time; (B) the Company’s material breach of this Agreement; (C) any change in the Executive’s reporting relationship so that he no longer reports to the Board; (D) a relocation of the Executive’s place of employment to a location more than thirty miles by road from Enfield, Connecticut; (E) any decrease in the Executive’s Annual Base Salary, target bonus percentage as set forth in Section 3(b), or benefit plans, programs and arrangements as in effect from time to time (other than a general reduction in base salary, target bonus percentages or benefit plans, programs and arrangements that affects all members of senior management equally) or (F) Executive is not nominated by the Board of Directors of the Company for election as a director of the Company or is removed from the Board of Directors of the Company without cause;  provided, however, that the Executive may not resign his employment for Good Reason unless:  (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 180  days following (i) the occurrence of the event(s) purported to constitute Good Reason, or (ii) if the Executive could not reasonably have known of the occurrence of any of such events, the date on which the Executive had actual knowledge of the occurrence of any of such events); and (y) the Company has not remedied the alleged occurrence(s) within the 30-day period following its receipt of such notice from the Executive.

(o)           “Health Benefits” shall have the meaning set forth in Section 5(b)(iii).

(p)           “Notice of Termination” shall have the meaning set forth in Section 4(b).

(q)           “Person” shall mean any individual, entity (including, without limitation, any corporation (including, without limitation, any charitable corporation or private foundation), partnership, limited liability company, trust (including, without limitation, any private, charitable or split-interest trust), joint venture, association or governmental body) or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder); provided, however, that “Person” shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan.

(r)            “Severance Benefits” shall have the meaning set forth in Section 5(b)(i).

(s)            “Target Bonus” shall have the meaning set forth in Section 3(b).

(t)            “Term” shall have the meaning set forth in Section 2(b).

2.             Employment

(a)           In General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)           Term of Employment.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on January 1, 2012 (the “Effective Date”) and ending on the second anniversary thereof, unless earlier terminated as provided in Section 4.  The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable Term.

(c)           Position and Duties.  The Executive shall serve as Chief Executive Officer and President of the Company, with responsibilities, duties and authority customary for such position.  The Executive shall report to the Board.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries.  The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.  During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments (which shall include (x) investments by the Executive of his personal assets in any business which does not compete directly or indirectly with the Company, in such form or manner as will not require any services on the part of the Executive in the operation of such business and (y) the purchase by the Executive of a total of up to 5% of the regularly traded securities of any entity, whether or not it competes with the Company), as long as, in the reasonable judgment of the Board, such activities do not and will not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company.  The Executive shall perform his duties hereunder at the Company’s corporate headquarters in Enfield, Connecticut and shall travel as necessary or as reasonably requested by the Board.

(d)           Board Membership.  The Executive shall be appointed to the Board as of the Effective Date and shall be nominated by the Board for re-election so long as he serves as Chief Executive Officer and President of the Company.

3.                                      Compensation and Related Matters

(a)           Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $475,000.00 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Board in its sole discretion (the “Annual Base Salary”).  The Executive’s Annual Base Salary will be reviewed annually by the Board and the Board may, in its sole discretion, increase the Annual Base Salary considering the Executive’s performance and that of the Company.

(b)           Bonus Compensation.  In addition to the Annual Base Salary, for each fiscal year, or portion thereof, during the Term, the Executive shall be eligible to participate in the Company’s (i) management incentive plan (or any successor incentive plan adopted by the Board) with a target bonus amount of at least 75% of Executive’s Annual Base Salary (the “Target Bonus”) and (ii) long term incentive plan (or any successor incentive plan adopted by the Board) with a target amount of at least 100% of Executive’s Annual Base Salary, except as the parties may have agreed otherwise in writing.  The Executive’s bonus will be based upon the performance of Executive and the Company measured against mutually agreed upon goals.   The Company shall take steps to ensure that the terms and operation of the management incentive plan (or any successor incentive plan adopted by the Board) and the long term incentive plan (or any successor incentive plan adopted by the Board) either comply with the requirements of Code Section 409A or that bonuses paid by said plans qualify for an exception to the requirements of Code Section 409A.

(c)          Benefits.  The Executive shall be entitled to participate in employee benefit and retirement plans (e.g., 401(k) and pension plan, if any), programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior management of the Company.

(d)           Vacation.  During the Term, the Executive shall be entitled to four weeks paid vacation each calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(e)           Expenses.  The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.  Any expense reimbursement that would constitute deferred compensation subject to Code Section 409A, including the legal fees and expenses described in Subsection (f) below, shall be subject to the following additional rules:  (i) no reimbursement of any such expenses shall affect Executive’s right to reimbursement of any such expenses in any other taxable year; (ii) reimbursement of the expenses shall be made promptly in a lump sum payment, but not later than the end of the calendar year following the calendar year in which the expenses were incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f)            Legal Expenses and D&O Insurance.

(i)            Notwithstanding anything to the contrary above, the Company further agrees to reimburse Executive for Executive’s legal fees and expenses up to an amount equal to $5,000 in connection with the review of this Agreement and the proposed terms of Employee’s employment hereunder and/or related tax preparation services by Executive’s legal counsel and/or accountant.

(ii)           The Company shall obtain and maintain a directors’ and officers’ liability insurance policy covering Executive in a face amount of not less than $5,000,000 or such lesser amount as shall be reasonably acceptable to Executive.

4.           Termination.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)           Circumstances

(i)            Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive or the date specified in such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)          Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)          Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)           Resignation for Good Reason.  The Executive may resign his employment for Good Reason.

(vi)          Resignation without Good Reason.  The Executive may resign his employment without Good Reason.

(vii)         Non-renewal.  Either party may notify the other of his or its intent not to renew this Agreement at least 90 days prior to the expiration of the Term, which shall be treated as a termination without Cause if such notice is given by the Company.

(b)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating (i) the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or 4(a)(vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive pursuant to Section 4(a) (vi), or by the Company pursuant to Section 4(a)(ii) or 4(a)(iv), shall be at least 90 days following the receipt of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination pursuant to Section 4(a)(vi) or the Company delivers a notice pursuant to Section 4(a)(iv), the Company may designate an earlier Date of Termination in its sole discretion if it continues Executive’s Annual Base Salary and benefits for at least ninety (90) days, but no longer then the end of such 90-day notice period.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.             Company Obligations Upon Termination of Employment

(a)           In General.  Upon a termination of the Executive’s employment for any reason (including, without limitation, for Cause, a Disability or without Good Reason), the Executive (or the Executive’s estate) shall be entitled to receive in a lump sum within 20 business days following the Executive’s termination:  the sum of the Executive’s Annual Base Salary through the Date of Termination; and any expenses owed to the Executive under Section 3(e).  The Executive shall also be entitled to any accrued vacation pay owed to the Executive pursuant to Section 3(d); any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c) (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. The aggregate amount due and payable pursuant to this Section 5(a) shall be referred to as the “Accrued Amount”.

(b)           Termination without Cause or for Good Reason.  If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of the Executive’s death, Disability, termination by the Company for Cause or termination by the Executive without Good Reason), then, in addition to the Accrued Amount (including benefits under stock option agreements), the Company shall:

(i)            Continue to pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, the Executive’s Annual Base Salary, and continue the Executive’s participation in the Company’s health, life insurance and retirement plans through twenty four (24) months from the Date of Termination (such payments and benefits shall be collectively referred to as the “Severance Benefits”); provided that each payment is intended to constitute a separate payment within the meaning of Code Section 409A and the regulations thereunder; provided, further that in the event that Executive is determined by the Company to be a “specified employee” (as defined in Code Section 409A(2)(B) and determined in accordance with Code 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, any payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule;

(ii)           If the Executive otherwise would have been entitled to receive a payment pursuant to the Company’s management incentive plan had he been employed on the last day of the Company’s fiscal year, then pay to the Executive on April 30 of the year following the year in which the Executive’s termination occurs, (and in the event that the Company has not received its audited financial statements for the prior year by April 30 of such year, such bonus shall be paid as soon as practicable thereafter, consistent with the provisions of Code Section 409A, but in no event later than the last day of such following year), the amount of such payment, multiplied by a fraction the numerator of which is the number of days during such fiscal year that the Executive was employed and the denominator of which is 365; and

(iii)          Continue paid coverage for the Executive and any eligible dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination through the twenty fourth month after the Date of Termination, to the extent permitted thereunder (the “Health Benefits”).  As of the date that the Executive ceases to receive coverage under any group health plan pursuant to this Section 5(b)(iii), the Executive shall be eligible to elect to receive “COBRA” continuation coverage to the extent permitted by Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and if such coverage ceases prior to twenty four months from the Date of Termination, the Company shall pay for such COBRA coverage through such twenty four month period (the “COBRA Benefits”).

(c)           Termination following a Change in Control.  Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 4(a)(vii) or without Cause, in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amount, and the Company shall:

(i)            Continue to pay and provide to the Executive the Severance Benefits as set forth in Section 5(b)(i) above (subject to the provisos set forth therein);

(ii)           Pay to the Executive an amount equal to two times Executive’s Target Bonus, one half of which shall be paid on April 30th of each of the two years following the year in which Executive’s termination occurs; and

(iii)          Continue to pay and provide to the Executive the Health Benefits as set forth in Section 5(b)(iii) above, including the COBRA Benefits, if applicable.

(d)           General Release.  Notwithstanding the foregoing, no payments will be made under Section 5(b) or 5(c) above if Executive fails to sign a release in the form provided by the Company, in the form attached to this Agreement as Appendix A, subject to any modifications to accommodate any changes in applicable law.  Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No payment will be made under Section 5(b) or 5(c) if Executive violates the provisions of this Agreement or the Agreement Not To Compete (as defined below) in which case all payments shall cease, and those already made shall be forfeited.

6.             Agreement Not To Compete.  As of the date hereof the Executive shall enter into an Agreement Not To Compete, in the form attached hereto as Appendix B (the “Agreement Not To Compete”), the terms and conditions of which are incorporated herein by this reference.  If the Executive breaches any of his covenants in such Agreement Not to Compete, then notwithstanding any other provision of this Agreement, the Executive shall be entitled to no further payments or benefits provided for in this Agreement.

7.             Assignment and Successors.  The Company may assign its rights under this Agreement to any entity, including any successor to all or substantially all the assets of the Company

STRI or any other significant subsidiary, by merger or otherwise, shall use its best efforts to require any such successor or other assignee to assume its obligations under this Agreement, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and entities controlled by the Company or under common control with the Company.  The Executive may not assign his rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  Any assignment or attempted assignment in violation of this Section shall be void and of no force or effect.

8.             Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Connecticut, without reference to the principles of conflicts of law of the State of Connecticut or any other jurisdiction, and where applicable, the laws of the United States.

9.             Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.          Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

If to the Company, to:

STR Holdings, Inc.

1699 King Street

Enfield, Connecticut  06082-4899

Attn:  General Counsel

Facsimile:  (860) 758-7301

If to the Executive, to the address set forth in the books and records of the Company.

11.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.          Entire Agreement.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties (i) to replace and supercede the Existing Agreement commencing on the Effective Date, and (ii) to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.          Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A or not to qualify for an exception to the requirements of Code Section 409A.

14.          No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.          Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

16.          Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.          Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.          Employee Acknowledgement.  The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect and has consulted with legal counsel as to its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his judgment.

19.          Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination, including without limitation, the Executive’s rights under Section 5.

20.          Disputes.   The parties agree that any controversy, dispute or claim arising out of or relating to this Agreement or Executive’s employment with the Company or a breach of any of the terms or conditions of this Agreement, including a dispute as to the scope or applicability of this agreement to arbitrate, which cannot be resolved by the parties within thirty (30) days after written notice by either party to the other party, shall be settled by binding arbitration by a single arbitrator in Hartford, Connecticut.  The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures.  The cost of any arbitration proceeding under this provision shall be paid by the Company.  By agreeing to the foregoing arbitration provision, the parties expressly waive their rights to pursue any cause of action related in any way to Executive’s employment with the Company in federal or state court, including without limitation, claims of discrimination, harassment, hostile work environment, retaliation or other violations of state or federal law.  The arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award.  The award of the arbitrator shall be final, and judgment upon the award may be entered in any state or federal court located in Connecticut.  Each party shall be responsible for its own costs and expenses of such arbitration and for one-half of all related fees and costs under such Rules and Procedures, including, without limitation, the fees and costs of the arbitrator.  The parties agree that all of the negotiations and arbitration proceedings relating to such disputes and all testimony, transcripts and other documents relating to such arbitration shall be treated as confidential and will not be disclosed or otherwise divulged to any other person except as necessary in connection with such negotiations and arbitration proceedings.  Notwithstanding the foregoing, nothing in this Section 20 shall prevent or otherwise hinder the ability of the Company to seek injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in connection with any controversy or claim arising out of or relating to the Agreement Not to Compete.

21.          Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Robert S. Yorgensen
Robert S. Yorgensen

STR HOLDINGS, INC.

By:	/s/ Barry A. Morris
	Name:	Barry A. Morris
	Title:	Executive Vice President and Chief Financial Officer

Appendix A

FORM OF AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Release”) is entered into by and between STR HOLDINGS, INC. (“Company”) and ROBERT S. YORGENSEN (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on                         . Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:

1.       Effective close of business on                         , Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Employment Agreement with Company (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).

2.       In consideration for Executive’s executing this Release of any and all legal claims he might have against the STR Parties (as defined below), subject to the exceptions set forth herein, and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the consideration detailed in Section 5(b) or 5(c) of the Agreement.

3.       Neither Company nor Executive admits any wrongdoing of any kind, and both agree that neither they nor anyone acting on their behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-Company employment.

4.       In exchange for the undertakings by Company described in the above paragraphs:

a.                  Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “STR Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the STR Parties that he may have had, now has or may have against the STR Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any STR Party. Those claims, demands, liabilities and obligations from which Executive releases the STR Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any STR Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay

Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Connecticut Civil Rights Law, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time and any claims to have been or to be considered as a “whistleblower” or other protected person under Federal or state law, including Section 806 of the Corporate and Criminal Fraud Accountability Act. The foregoing shall, in accordance with applicable law, not prohibit or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such charge.  This Release does not apply to:  (i) any exculpatory provision or right to indemnification or contribution under the Company’s Certificate of Incorporation or Bylaws or under any federal or state law, or under any Indemnification Agreement with the Company or related to any directors’ and officers’ insurance policy maintained by the Company for the benefit of its officers and directors; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this Release; (iii) the right to receive severance benefits under Section 5 of the Agreement, the right to reimbursement of expenses under Section 3(e) of the Agreement, and any other rights of Executive under the Agreement which expressly survive termination; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; or (v) any rights of Executive as a stockholder of the Company or attendant to Executive’s ownership of any stock options or other equity securities in the Company or its successors or assigns and any options or warrants related thereto or under any stock option plan or other equity incentive plan of the Company and any award agreements related thereto.

b.                  Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any STR Party shall be deemed to be outside the scope of this Release whether mentioned herein or not.

c.                  Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section 5(b) or 5(c)  of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated.  Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given at least twenty-one (21) days to consider this

Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the Vice President of Human Resources of the Company.

d.                  Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.

e.                  Executive agrees that he will not disparage any STR Parties or make or publish any communication that reflects adversely upon any of them, including communications concerning the Company itself and its current or former directors, officers, employees or agents.

5.       If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.  This Release shall be interpreted, enforced and governed by the laws of the State of Connecticut, without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, I have signed this General Release this      day of                                                   , 201    .

By:

Name:

Subscribed and sworn to before me this      day of                     , 201    .

Notary Public
My Commission Expires

Appendix B

AGREEMENT NOT TO COMPETE

This Agreement Not To Compete (this “Agreement”) dated as of December       , 2011, is made by and between STR HOLDINGS, INC., a Delaware corporation (together with any successor thereto, the “Company”), and ROBERT S. YORGENSEN (the “Employee”).

Recitals

A.            Contemporaneously with the execution hereof, the Company and Employee are executing an Employment Agreement (the “Employment Agreement”) pursuant to which the Company will employ Employee as Chief Executive Officer and President of the Company.

B.            Pursuant to the Employment Agreement, Employee has agreed to enter into this Agreement as a condition of his employment.

Terms

In consideration of the Employment Agreement, the respective agreements of the parties herein and other good and valuable consideration received by each party from the other, the parties agree as follows:

1.             Defined Terms.  Any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Employment Agreement.

2.             Agreement Not to Compete.  For a period equal to the term of Employee’s employment with the Company and through the date which is twenty four (24) months following the Employee’s Date of Termination for any reason (the “Initial Noncompetition Period”), Employee shall not, without the prior written consent of the Company, and whether as employee, principal, agent, shareholder, partner, consultant, advisor, limited liability company manager or member, director, or otherwise, directly or indirectly, compete with the Company or any subsidiary of the Company in the business of manufacturing or selling solar panel encapsulant or other products (a) sold by the Company or any subsidiary to third parties during the term of Employee’s employment with the Company or (b) under development by the Company or any subsidiary at the time of the termination of Employee’s employment with the Company, provided that at such time of termination, commercial sales of such product under development by the Company or any subsidiary could be reasonably expected to occur within twelve (12) months (collectively, the “Business”); provided, however, Employee shall not be deemed to be competing with the Company solely by reason of the fact that he is employed by or providing services to a company that competes with the Company if Employee is not involved, directly or in directly, with the competing Business of such company.   The making or guarantying of a loan, lease or any other financial arrangement to, with or for any person or entity that engages in any of the activities described in the preceding sentence shall be deemed a breach of the covenant set forth in the preceding sentence.  However, Employee may purchase or own up to 5% of the outstanding stock of any publicly traded corporation that competes with the Company or any Company Affiliate, but may not be employed by or otherwise participate in the activities of such corporation.  For purposes of this agreement, “Company Affiliate” means any entity directly or indirectly controlled by the Company, and any of its direct or indirect subsidiaries.

Provided the Company is not in material default under this Agreement or the Employment Agreement, the Company shall have the option to extend the Initial Noncompetition Period for an additional twelve (12) months (the “Extended Noncompetition Period” and, together with the Initial Noncompetition Period, the “Noncompetition Period”); provided, that the Company gives the Executive written notice of such extension at least six (6) months prior to the expiration of the Initial Noncompetition Period, and agrees to pay to the Employee, in accordance with the Company’s regular payroll practice, the Executive’s Annual Base Salary, and to continue the Executive’s participation in the Company’s health and life insurance and retirement plans through the Extended Noncompetition Period.

Employee represents and warrants that he does not own, directly, indirectly, in whole or in part, beneficially or otherwise, any company or enterprise that competes with or participates in the Business, or otherwise engage in any activity that would violate this Section 1.

3.             Confidential Information; Non-Solicitation; Non-Disparagement; Inventions.

(a)           Employee acknowledges that he will occupy a position of trust and confidence with the Company and may become familiar with the following, any and all of which constitute confidential information of the Company or Company Affiliates (collectively, the “Confidential Information”):  (i) all information related to vendors, suppliers and customers, including, without limitation, customer lists, the identities of existing, past or prospective customers and acquisition targets, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information; (ii) all marketing plans, materials and techniques; (iii) all methods of business operation and related procedures of the Company or Company Affiliates; and (iv) all patterns, devices, compilations of information, copyrightable material and technical information, if any, in each case that relates in any way to the Business of the Company or any Company Affiliate.

(b)           Employee acknowledges and agrees that all Confidential Information learned or obtained by him is the property of the Company or a Company Affiliate.  Therefore, Employee shall not at any time disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether Employee has such information in his memory or embodied in writing or other physical form, without the Company’s prior written consent (which it may grant or withhold in its sole discretion), unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or, to Employee’s knowledge, the fault of any other person bound by a duty of confidentiality to the Company or any Company Affiliate.  Employee agrees to deliver to the Company at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company or any Company Affiliate and any other Confidential Information that Employee may then possess or have under Employee’s control.

(c)           If the Employee or any entity controlled by Employee (an “Employee Affiliate”) is required by law to disclose any Confidential Information, Employee shall promptly notify the Company in writing so that the Company may seek a protective order or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then the person required to disclose such information may disclose only such portion of such information that, based on advice of Employee’s outside legal counsel, is required by law to be disclosed (provided that the person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Company shall reimburse Employee for the reasonable expenses (including legal fees and costs) he incurs in responding to or opposing a request for him to disclose Confidential Information.  Employee shall continue to be bound by his obligations pursuant to this Agreement for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

(d)           During the Noncompetition Period, Employee will not, and will not permit any Employee Affiliate to, directly or indirectly, (a) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company or any Company Affiliate to terminate its employment or arrangement with the Company or any Company Affiliate, otherwise change its relationship with the Company or any Company Affiliate, or establish any relationship with Employee or any Employee Affiliate to compete in the Business or (b) without the Company’s prior written consent, hire any employee of the Company or any Company Affiliate.  General advertising or posting of a position in any medium or on the Internet shall not be considered a violation of the restrictive covenants contained in this Section.  In addition, Employee shall not be deemed to be in violation of this Section if a subsequent employer of Employee engages in a direct mass mailing to persons that may include customers or prospects of the Company or any Company Affiliate if Employee does not participate, directly or indirectly, in identifying customers or prospects of the Company or any Company Affiliate to be included in such direct mass mailing and Employee has no subsequent contact with any customers or prospects of the Company or any Company Affiliate that respond to such direct mass mailing.

(e)           During the Noncompetition Period, Employee agrees not to disparage in any material respect the Company or any Company Affiliate, any of their respective products or practices, or any of their respective directors, officers, managers, agents, representatives, stockholders, members or affiliates, either orally or in writing.  The Company and any Company Affiliates (including without limitation any officers or directors of the Company or any Company Affiliate) agree not to disparage in any material respect the Employee either orally or in writing.  Notwithstanding the forgoing, nothing contained herein shall limit the ability of either party, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

(f)            All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company or any Company Affiliate, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the term of Employee’s consulting arrangement or employment with the Company or any Company Affiliate, and for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of either the Company or any of its subsidiaries (“Inventions”), shall be the exclusive property of the Company.  Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

4.             Remedies.  The necessity of protection against the competition of Employee and the nature and scope of such protection has been carefully considered and agreed upon by the parties hereto.  Employee and the Company acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in this Agreement are fair, reasonable and necessary.  Employee acknowledges that the consideration provided for herein is sufficient and adequate to compensate Employee for agreeing to the restrictions contained in this Agreement and that such restrictions will not cause him undue hardship.  If, however, any court determines that the foregoing restrictions are unreasonable and for that reason unenforceable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.  Employee and the Company agree that a monetary remedy for a breach of this Agreement will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company and the Company Affiliates shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  Employee agrees that the Company and the Company Affiliates shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.

5.             Notices.  Notices sent by the Company or Employee hereunder shall be made in writing to such party at the below addresses or as the Company and Employee may otherwise agree in writing.

If to the Company, to:

STR Holdings, Inc.

1699 King Street

Enfield, Connecticut  06082

Attn:  General Counsel

Facsimile:  (860) 758-7301

If to Employee, at the address set forth on the signature page hereto.

6.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.             Headings.  The headings herein are for convenience only, do not constitute part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

8.             Entire Understanding.  This Agreement and the other agreements and instruments incorporated herein constitute the entire agreement and understanding between the parties, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9.             Amendments.  This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto that expressly states the intention of the parties to modify or change this Agreement.

10.          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws.

11.          Consent to Jurisdiction.  Employee agrees that any action or proceeding arising out of or relating to this Agreement shall be commenced in the Superior Court Judicial District of Hartford, Connecticut, or United States District Court for the District of Connecticut and agrees that a summons and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail upon Employee at the address designated pursuant hereto, or as otherwise provided under the laws of the State of Connecticut.

12.          Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

13.          Cooperation.  Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

13.          Waiver.  Employee or the Company may, by express written notice to the other:  (i) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (ii) waive compliance with any of the covenants of the other party contained in this Agreement; or (iii) waive or modify performance of any of the obligations of the other party.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action, possessing such knowledge or performing such investigation of compliance with the representations, warranties, covenants and agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be constituted as a waiver of any subsequent breach.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

14.          Knowledge and Skill.  THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE OR SHE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM OR HER, IN THE EVENT OF TERMINATION OF HIS OR HER EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

15.          Interpretation of Agreement.  Each party hereto cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties regarding this Agreement.

16.          Parties in Interest; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise by Employee without the prior written consent of the Company.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

17.          Severability.  If, notwithstanding the express, carefully considered agreement of the Company and Employee set forth herein, any provision of this Agreement shall be deemed invalid, unenforceable or illegal, or if the period during which this Agreement is to remain effective is found to exceed the legally permissible period or the territory with respect to which this Agreement is to be effective is found to exceed the legally permissible territory, then notwithstanding such invalidity, unenforceability or illegality the remainder of this Agreement shall continue in full force and effect during the maximum period and for the maximum territory legally permissible.

18.          Waiver of Jury Trial.  Consistent with the intention of Section 10, the Company and Employee each further waives its or his respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.

19.          Specific Performance and Other Equitable Relief.  Without in any way limiting the provisions of Section 4, Employee acknowledges that the remedies at law of the Company and Company Affiliates for failure of Employee to perform any act required to be performed by Employee under this Agreement are inadequate and, therefore, that the Company and Company Affiliates shall be entitled to specific performance of this Agreement by Employee and to such other equitable relief as a court may deem appropriate to prevent any further violation of this Agreement by Employee, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law or under this Agreement.

20.          Full Understanding.  Employee represents that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, Employee desired, Employee availed himself of this right.  Employee further represents that he has carefully read and fully understands all of the provisions of this Agreement, that Employee is competent to execute this Agreement, that Employee’s agreement to execute and deliver this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it, and that Employee has read this Agreement in its entirety and fully understands the meaning, intent and consequences of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement Not to Compete as of the date first written above.

Robert S. Yorgensen

STR HOLDINGS, INC.

By:
Name:
Title: